Exhibit 99.1
For Immediate Release on Tuesday, August 3, 2010
Gasco Energy Announces Second Quarter 2010 Results
DENVER — August 3, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the second quarter ended June 30, 2010.
Second Quarter 2010 Financial Results
For the second quarter 2010, Gasco reported net income of $15.4 million, or $0.14 per share, as compared to a net loss of $3.9 million, or $0.04 per share, for the same period in 2009.
Included in the second quarter 2010 results is a one-time non-cash gain on extinguishment of debt of $15.8 million which is associated with the second quarter 2010 exchange transaction of 2011 Notes for 2015 Notes. The difference between the fair value of the 2015 Notes and the carrying value of the 2011 Notes exchanged less unamortized debt issuance costs was recorded as a gain on the extinguishment of debt of $15.8 million. Gasco’s second quarter 2010 risk management activities were essentially neutral, resulting in a derivative loss of approximately $56,000. Included in the second quarter 2009 results are derivative losses of $1.2 million attributed to hedge effect, of which a loss of $10.1 million is unrealized and a gain of $8.9 million is realized.
Excluding the gain on extinguishment of debt, Gasco would have recorded a net loss of $0.4 million, a non-GAAP measure, or $0.00 per share.
Oil and gas sales for the second quarter 2010 posted growth of approximately 44%, totaling $4.9 million, as compared to $3.4 million for the same period in 2009. The year-over-year increase in oil and gas sales is primarily attributed to a 50% increase in prices received for sales of Gasco’s natural gas and a 44% increase in prices received for oil volumes, partially offset by a 3% decrease in equivalent production during the comparable reporting periods.
The Company benefited from a 50% increase in prices received for its natural gas during the second quarter 2010. Gasco’s average realized gas price was $4.42 per thousand cubic feet of natural gas (Mcf) for the second quarter of 2010, including the effect of hedges, compared to $2.94 per Mcf for the second quarter of 2009, also including the effect of hedges. The Company’s risk management activities increased its average gas price by $0.52 per Mcf during the second quarter of 2010. Prior to the impact of hedges, the Company’s average price received for its natural gas production during the second quarter of 2010 was approximately $3.90 per Mcf as compared to $2.60 per Mcf in the prior-year period.
The average realized oil price was $63.85 per barrel for the second quarter of 2010, as compared to $44.34 per barrel for the second quarter of 2009, a 44% increase. Gasco does not hedge its crude oil volumes.
Gasco’s total assets at June 30, 2010 were $80.3 million, as compared to $104.7 million at year-end 2009. The decrease in total assets is attributed primarily to the first quarter 2010 midstream assets disposition. Stockholders’ equity at June 30, 2010 was $14.9 million, as compared to a deficit of $4.2 million at year-end 2009. Net cash provided by operating activities during the second quarter 2010 was $1.6 million, as compared to $10.6 million in the comparable 2009 reporting period. Cash and investments were $4.1 million at June 30, 2010.
As of June 30, 2010, Gasco had a $250 million credit facility with JPMorgan, of which $16.0 million was available for borrowing capacity with $5.5 million drawn on the facility and $0.455 million applied to letters of credit, which were released during July 2010. During the second quarter 2010, the Company applied $23 million in proceeds from the sale of its midstream assets to pay down its borrowings under the credit facility.

Unit Cost and Expense Comparisons
Lease operating expense (LOE) for the second quarter 2010 was $1.5 million, as compared to $1.1 million in the same period in 2009. On a per-unit basis, LOE was $1.33 per thousand cubic feet of natural gas equivalent (Mcfe) in the second quarter 2010, as compared to $0.92 per Mcfe in the year-ago period. The quarter-over-quarter increase in LOE is attributed to an increase in operating expenses ($0.39 per Mcfe higher) and to higher production taxes ($0.02 per Mcfe higher). The 36% increase in total LOE in the 2010 period, as compared to 2009, is attributed to a $0.3 million increase in water disposal fees and to a $0.109 million increase in workover expense. Since disposing of its evaporative facilities in the first quarter of 2010, the Company now pays a third-party operator for these services.
Transportation and processing expense was $0.9 million during the second quarter of 2010, or $0.77 per Mcfe. The company did not incur transportation and processing expense in the prior-year period as it operated its own gathering system at that time.
Depletion, depreciation and amortization (DD&A) was $1.1 million for the second quarter 2010, as compared to $1.1 million for the same period in 2009. On a per-unit basis, DD&A for the second quarter 2010 was $0.93 per Mcfe, as compared to $0.92 per Mcfe in the 2009 reporting period.
The Company reported general and administrative expense (G&A) of $0.8 million in the second quarter 2010, versus $2.0 million in the same period in 2009. On a per-unit basis, total G&A for second quarter 2010 was $0.72 per Mcfe, as compared to $1.69 per Mcfe for the same period in 2009. G&A expense for the second quarter 2010 includes $0.3 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.29 per Mcfe, as compared to the prior-period total of $0.5 million, or $0.39 per Mcfe. The 60% decrease in G&A during the second quarter 2010 is primarily attributed to salary reductions implemented during March 2009, certain legal reimbursements, decreased consulting fees and a decrease in stock-based compensation due to the vesting of certain stock options.
Interest expense for the second quarter 2010 was $1.1 million, as compared to $1.5 million in the prior-year period, a 27% decrease. The Company attributes lower interest expense to its decreased outstanding debt balance during 2010.
Quarterly Unit Cost Analysis

	Q210	Q209%	Chg.
Production in Natural Gas Equivalent (Mcfe)	1,151,672	1,186,085	-3%
Average Price Received Gas ($ Mcf)	$3.90	$2.60	50%
Average Price Received Oil ($ Bbl)	63.85	44.34	44%
Lease Operating Expense ($ Mcfe)	1.33	0.92	45%
Production Tax ($ Mcfe)	0.15	0.13	15%
Transportation & Processing Expense ($ Mcfe)	0.77	—	NM
DD&A Expense ($ Mcfe)	0.93	0.92	1%
G&A Expense ($ Mcfe)	0.72	1.69	-57%
Non-cash Stock-based Compensation Expense ($ Mcfe)	$0.29	$0.39	-26%
Six-Month Period
Gasco reported net income attributable to common shareholders for the six-months ended June 30, 2010 of $18.3 million, or $0.17 per share, as compared to a net loss for the first half of 2009 of $47.7 million, or $0.44 per share. Included in the second quarter 2010 results is a one-time non-cash gain on extinguishment of debt of $15.8 million which is associated with the second quarter 2010 exchange transaction of 2011 Notes for 2015 Notes. Also included in the first half 2010 results are derivative gains of $3.3 million attributed to hedge effect. Excluding the gain on extinguishment of debt and the effect of the derivative gains, Gasco would have posted a net loss of $0.8 million, a non-GAAP measure, or $0.00 per share.

Included in the 2009 results are derivative gains of $2.3 million attributed to hedge effect. Also included in the first half 2009’s operating expenses is a non-cash charge of $41.0 million related to an impairment of the carrying value of oil and gas properties during the first quarter and a $4.7 million cash payment to the Company’s rig contractor for early termination of a rig contract. Before the impairment charge and the early termination payment, and excluding the effect of unrealized derivative gains, a non-GAAP measure, Gasco would have posted a net loss of $4.3 million or $0.04 per share.
Oil and gas sales for the first half of 2010 were $10.7 million, as compared to $7.6 million for the same period in 2009. The 41% increase in oil and gas sales during the first half 2010 as compared to the prior-year period is primarily attributed to a 57% increase in prices received for sales of the Company’s natural gas and a 79% increase in prices received for oil volumes, partially offset by a 12% decrease in oil and gas production. The average prices received for the first half of 2010 were $4.62 per Mcf and $64.15 per barrel of oil, as compared to $2.95 per Mcf and $35.80 per barrel in the 2009 first half reporting period.
Net cash provided by operating activities for the first half of 2010 was $2.8 million as compared to $13.0 million for the same period in 2009. The Company invested approximately $4.0 million during the first half of 2010 for acquisitions and to fund its up-hole recompletion program.
Production
Gasco furnished a detailed operations update on July 12, 2010. Year-to-date, the Company has successfully performed up-hole recompletions on 11 wells and commenced initial completion operations on one Mancos well.
Estimated cumulative net production for the quarter-ended June 30, 2010 was 1,152 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,186 MMcfe in the year-ago period, a 2.9% decrease. Included in the second quarter 2010 equivalent calculation is 11,127 barrels of liquid hydrocarbons (BO), as compared to same-period 2009 volumes of 12,416 BO, a 10% decrease. Sequentially, Gasco posted a15% uplift in net production when compared to first quarter 2010 net production of 1,000 MMcfe. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the completion of new wells and recompletions of existing wells.
Estimated cumulative net production for the first half of 2010 was 2,152 MMcfe, as compared to 2,441 MMcfe in the year-ago period, a 12% decrease. Included in the first half 2010 equivalent calculation is 21,359 BO, as compared to same-period 2009 volumes of 22,670 BO, a 6% decrease. Natural gas represented approximately 94% of Gasco’s product mix for both the first quarter and first half of 2010, unchanged from the prior-year periods.
2015 Notes
For a complete description of the 2015 Notes, please see the Company’s filing on Form 10-Q for the June 30, 2010 reporting period filed today, or its disclosure filed on Form 8-K with the Securities Exchange Commission on June 28, 2010. A summary follows:
The 2015 Notes pay cash interest at a rate of 5.50% per annum, in arrears, on April 5 and October 5 of each year commencing on October 5, 2010 and until their maturity on October 5, 2015. The 2015 Notes are convertible, at the option of the holder, at any time prior to maturity, into common stock at an initial conversion price of $0.60/share. The Company may not issue shares of common stock to holders of the 2015 Notes in excess of 19.9% of the number of shares of common stock outstanding immediately prior to the closing of the Exchange Transaction (the “Exchange Cap”), until stockholder approval of the issuance of common stock in excess of the Exchange Cap is obtained or the Company obtains a written opinion from its outside counsel that such approval is not required. Additionally, a holder may not convert all or any portion of such holder’s 2015 Notes into common stock to the extent that such holder and its affiliates would, after giving effect to such conversion, beneficially own more than 4.99% of the outstanding shares of common stock (the “Maximum Ownership Percentage”), provided that such holder, upon not less than 61 days’ prior written notice to the Company, may increase the Maximum Ownership Percentage applicable to such holder (but, for the avoidance of doubt, not for any subsequent or other holder) to 9.9% of the outstanding shares of common stock.
Prior to the full conversion date described below (and except in connection with any provisional redemption by the Company (described below)), holders of the 2015 Notes are permitted to convert the 2015 Notes but may elect to receive common stock upon such conversion only to the extent that the number of shares of common stock issuable upon such conversion of the 2015 Notes would not result in a violation of the Exchange Cap or the Maximum Ownership Percentage. The “full conversion date” is the earlier of (i) the date on which the Company’s stockholders have approved the issuance of all of the shares of common stock issuable upon conversion of the 2015 Notes and upon conversion of any shares of Preferred Stock issuable upon conversion of the 2015 Notes in accordance with applicable law and the rules of the NYSE Amex or any other U.S. national or regional securities exchange on which the common stock is listed, the rules of which require stockholder approval for the issuance of shares of common stock upon conversion of the 2015 Notes, and (ii) September 5, 2015.
On or after the full conversion date or to the extent the Company has exercised its provisional redemption right, holders of the 2015 Notes are permitted to convert the 2015 Notes in full, subject to the Maximum Ownership Percentage; provided, however, that if the stockholder approval described above has not been obtained prior to such conversion, any shares of common stock issuable upon conversion of such 2015 Notes in excess of the Exchange Cap shall be settled in cash. The Company has scheduled its annual meeting of shareholders for September 15, 2010.
Provided that all of the equity conditions set forth in the Indenture are satisfied (or waived by the holders of a majority of all 2015 Notes then outstanding), on the third trading day after the receipt of the stockholder approval described above, an aggregate principal amount of 2015 Notes equal to the difference (but not less than zero) of (i) 30% of the original principal amount of all 2015 Notes minus (ii) the principal amount, if any, of the 2015 Notes that has been repaid, redeemed or repurchased by the Company, or converted into shares of common stock or Preferred Stock by holders of the 2015 Notes, will automatically convert into a number of shares of Preferred Stock equal to the aggregate principal amount of such 2015 Notes to be so converted multiplied by 0.01579. The Company will pay in cash any accrued and unpaid interest on the 2015 Notes subject to automatic conversion through the automatic conversion date.
The exchange of 2011 Notes for 2015 Notes resulted in non-cash extinguishment of debt income of $15.8 million in the second quarter of 2010. The 2015 Notes were recorded on the balance sheet at their fair value of $48.0 million. Unless and until shareholder approval is obtained, and the Company has the ability to issue shares to satisfy the entire conversion option with equity, the portion of the 2015 Notes that may currently be required to be settled in cash, and certain other features, are considered to be embedded derivatives that are required to be accounted for as a liability. These embedded derivatives will be marked to market on each future balance sheet date and the change in value (gain or loss) will flow through the Company’s income statement.
Management Comment
“During the first half of 2010 we balanced a methodical, cash flow-funded 11-well up-hole recompletion program with focused efforts to significantly improve our financial condition,” said Gasco’s President and CFO King Grant. “Chuck Wilson and his team continue to utilize modern technologies applicable to the Uinta Basin completions that we have been very successful in refining and optimizing. Our operations improvements along with our stronger balance sheet have resulted in a revitalized Gasco. We also carefully monitor our operating cash flow, which was approximately $2.8 million during the first half of 2010. The completion of the exchange of more than 99% of our 2011 Notes for 2015 Notes marks a significant milestone in our Company’s history. We believe that the holders’ willingness to work with us on this transaction demonstrates their confidence in our assets, our plans to develop the assets, and our management’s ability to execute our plans.”
Risk Management
At recent production levels, approximately 67% of Gasco’s net production volumes were hedged through the following instruments:
Gasco 2010-2011 Swap Agreements

Agreement	Remaining		Fixed Price	Floating Price
Type	Term	Quantity	Counterparty Payer	Gasco Payer (a)
Swap (b)	7/10 — 12/10	3,500 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	7/10 — 3/11	3,000 MMBtu per day	$4.825 / MMBtu	NW Rockies
Swap (b)	4/11 — 3/11	2,000 MMBtu per day	$4.418 / MMBtu	NW Rockies

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

(b)	Weighted average price from June 2009 through March 2011.

Teleconference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, August 4, 2010 to discuss the second quarter 2010 financial and operating results. You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, August 4, 2010

Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 88666868

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=70909

Replay:	Available through Wednesday, August 11, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode # 88666868 and for 30 days at http://www.gascoenergy.com
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Filing on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 3, 2010.

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,109,687	$10,577,340
Accounts receivable
Joint interest billings	646,079	857,405
Revenue	2,612,906	2,979,726
Inventory	1,215,234	1,019,913
Derivative instruments	345,972	—
Prepaid expenses	75,184	292,421

Total	9,005,062	15,726,805

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	256,627,925	254,682,870
Unproved properties	39,507,420	38,638,936
Facilities and equipment	977,293	971,890
Furniture, fixtures and other	295,077	333,049

Total	297,407,715	294,626,745
Less accumulated depletion, depreciation, amortization and impairment	(229,185,539)	(227,291,163)

Total	68,222,176	67,335,582
Assets held for sale, net of accumulated depreciation	—	20,155,544

Total	68,222,176	87,491,126

OTHER ASSETS
Deposit	639,500	139,500
Note receivable	500,000	500,000
Deferred financing costs	1,973,415	884,282

Total	3,112,915	1,523,782

TOTAL ASSETS	$80,340,153	$104,741,713

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS (continued)
(Unaudited)

	June 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$1,666,192	$1,110,259
Revenue payable	2,393,949	2,245,545
Advances from joint interest owners	1,992,617	—
Current portion of long-term debt	5,544,969	—
Derivative instruments	—	1,932,513
Accrued interest	55,385	844,108
Accrued expenses	1,032,000	1,215,106

Total	12,685,112	7,347,531

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2011	468,000	65,000,000
5.5% Convertible Senior Notes due 2015	48,205,404	—
Long-term debt	—	34,544,969
Deferred income from sale of assets	2,969,307	—
Derivative instruments	—	761,092
Asset retirement obligation related to assets held for sale	—	206,595
Asset retirement obligation	1,070,202	1,054,370
Deferred rent expense	—	20,555

Total	52,712,913	101,587,581

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Convertible Preferred stock — $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock — $0.001 par value; 2,000,000 shares authorized; zero shares outstanding	—	—
Common stock — $.0001 par value; 300,000,000 shares authorized; 107,768,897 shares issued and 107,695,197 outstanding as of June 30, 2010 and 107,789,597 shares issued and 107,715,897 outstanding as of December 31, 2009	10,777	10,779
Additional paid-in capital	222,200,732	221,327,257
Accumulated deficit	(207,139,086)	(225,401,140)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)

Total	14,942,128	(4,193,399)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$80,340,153	$104,741,713

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009

REVENUES
Gas	$4,234,472	$2,895,707
Oil	710,419	550,677
Gathering	—	965,929

Total	4,944,891	4,412,313

OPERATING EXPENSES
Lease operating	1,529,152	1,088,049
Gathering operations	—	775,182
Transportation and processing	884,593	—
Depletion, depreciation, amortization and accretion	1,070,229	1,094,131
(Gain) loss on sale of assets, net	(49,754)	558,189
General and administrative	831,740	2,009,998

Total	4,266,320	5,525,549

OTHER INCOME (EXPENSE)
Interest expense	(1,058,407)	(1,501,459)
Derivative losses	(56,425)	(1,249,059)
Gain on extinguishment of debt	15,758,011	—
Amortization of deferred income from sale of assets	50,613	—
Interest income	7,443	4,120

Total	14,701,235	(2,746,398)

NET INCOME (LOSS)	$15,379,806	$(3,859,634)

NET INCOME (LOSS) PER COMMON SHARE —
BASIC	$0.14	$(0.04)

DILUTED	$0.13	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	107,607,262	107,539,679

DILUTED	124,206,603	107,539,679

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

REVENUES
Gas	$9,360,372	$6,806,758
Oil	1,370,112	811,648
Gathering	595,942	1,841,130
Rental income	—	366,399

Total	11,326,426	9,825,935

OPERATING EXPENSES
Lease operating	2,471,340	1,779,986
Gathering operations	375,848	1,482,696
Transportation and processing	1,124,208	—
Depletion, depreciation, amortization and accretion	1,946,828	3,677,101
Impairment	—	41,000,000
Contract termination fee	—	4,701,000
(Gain) loss on sale of assets, net	(45,111)	679,189
General and administrative	3,917,823	3,870,044

Total	9,790,936	57,190,016

OTHER INCOME (EXPENSE)
Interest expense	(2,409,569)	(2,660,188)
Derivative gains	3,288,060	2,293,567
Gain on extinguishment of debt	15,758,011	—
Amortization of deferred income from sale of assets	67,484	—
Interest income	22,578	5,822

Total	16,726,564	(360,799)

NET INCOME (LOSS)	$18,262,054	$(47,724,880)

NET INCOME (LOSS) PER COMMON SHARE —
BASIC	$0.17	$(0.44)

DILUTED	$0.16	$(0.44)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	107,608,993	107,548,336

DILUTED	124,034,629	107,548,336

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,262,054	$(47,724,880)
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, amortization and impairment expense	1,896,710	44,623,405
Accretion of asset retirement obligation	50,118	53,696
Stock-based compensation	874,844	964,091
Gain on extinguishment of debt	(15,758,011)	—
Change in fair value of derivative instruments, net	(3,039,577)	9,466,884
Amortization of deferred rent expense	(20,555)	(13,017)
Amortization of deferred financing costs	294,307	326,930
(Gain) loss on sale of assets, net	(45,111)	679,189
Amortization of deferred income from sale of assets	(67,484)
Changes in operating assets and liabilities:
Accounts receivable	578,146	6,349,354
Inventory	(150,210)	3,152,800
Prepaid expenses	217,237	146,007
Accounts payable	497,738	(1,762,384)
Revenue payable	148,407	(2,622,581)
Accrued interest	(788,723)	(325,641)
Accrued expenses	(183,106)	(333,000)

Net cash provided by operating activities	2,766,784	12,980,853

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for furniture, fixtures and other	(16,683)	(2,297)
Cash paid for acquisitions, development and exploration	(4,017,346)	(8,169,017)
Proceeds from sale of assets	24,259,000	500,000
Increase (decrease) in advances from joint interest owners	1,992,617	(612,222)

Net cash provided by (used in) investing activities	22,217,588	(8,283,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	—	13,000,000
Repayment of borrowings	(29,000,000)	(9,143,731)
Cash paid for debt issuance costs	(1,952,025)	—
Payment of deposit	(500,000)	—

Net cash (used in) provided by financing activities	(31,452,025)	3,856,269

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,467,653)	8,553,586
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	10,577,340	1,053,216

END OF PERIOD	$4,109,687	$9,606,802